Exhibit 99.1

[XTO Logo Here]

NEWS RELEASE

For Immediate Release

Number: 05-27

XTO ENERGY EXPECTS MINIMAL EFFECT ON PRODUCTION FROM HURRICANE RITA;

UPDATES NATURAL GAS PRICING AND 4Q HEDGING

FORT WORTH, TX (September 29, 2005) – As the largest natural gas producer in East Texas, XTO Energy (NYSE-XTO) announced today that its field operations and production were substantially unaffected by the hurricane-related weather.

Given higher and more volatile natural gas prices, the Company now expects a pricing differential adjustment of $1.00 to $1.10 from the NYMEX natural gas reference price of $8.46 per thousand cubic feet (Mcf) during the third quarter, excluding existing hedging activities. For the fourth quarter, XTO has hedged an additional 200 million cubic feet per day of natural gas at a NYMEX price of $13.40 per Mcf. The Company will announce its earnings for the third quarter on October 20, 2005.

XTO Energy Inc. is a domestic energy producer engaged in the acquisition, development and discovery of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah and Louisiana.

Contact:	Louis G. Baldwin	Gary D. Simpson

	Executive Vice President &	Senior Vice President

	Chief Financial Officer	Investor Relations & Finance

	XTO Energy Inc.	XTO Energy Inc.

	817/870-2800	817/870-2800

(more)

XTO Energy Expects Minimal Effect on Production from Hurricane Rita;

Updates Natural Gas Pricing and 4Q Hedging

This release can be found at the Company website at www.xtoenergy.com

Statements made in this news release, including those relating to pricing differentials and pricing volatility are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of further changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, adverse weather, changes in interest rates and higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

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